Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of June 9, 2004 (the “Execution Date”) between Joseph P. Micatrotto (“Executive”) and BUCA, Inc., a Minnesota corporation (the “Company”) (collectively, the “Parties”).

WHEREAS, Executive has been employed by the Company as its President and Chief Executive Officer pursuant to the terms of the Amended and Restated Employment Agreement dated February 17, 1999, with various amendments thereto (the “Employment Agreement”);

WHEREAS, Executive has resigned his employment with the Company effective May 10, 2004 (the “Effective Date”) and the Company has accepted his resignation with the understanding that Executive would enter into this Agreement with the Company on the terms and conditions set forth herein; and

WHEREAS, Executive and the Company mutually desire to provide terms for Executive’s separation;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Resignation

Executive has, as of the Effective Date, resigned each of his offices and positions with the Company and its affiliates, including the positions of President and Chief Executive Officer, Chairman of the Board, and Director. Executive acknowledges that, consistent with the provisions of Sections 9(e) and 10 of the Employment Agreement, he is not entitled to any compensation for the year 2004 apart from his base salary through the Effective Date less any amounts otherwise payable to him as base salary during the period for which he was entitled to and was receiving short-term disability pay prior to the Effective Date.

2.	Stock Options

Other than as set forth below, Executive does not hold any options or other rights to acquire any shares of stock of the Company.

a. Stock Option Agreement (1997)

Executive currently holds vested employee stock options to acquire an aggregate of 1,667 shares of the Company’s common stock (the “Vested Options”) pursuant to the terms of the 1996 Stock Incentive Plan of Buca, Inc. and Affiliated Companies (the “Stock Incentive Plan”) and the Stock Option Agreement between Executive and the Company dated December 18, 1997.

b. Non-Qualified Stock Option Agreements (1999 – 2003)

Executive currently holds vested employee stock options to acquire an aggregate of 371,666 shares of the Company’s common stock (the “Vested Options”) pursuant to the terms of the Stock Incentive Plan and Certain Non-Qualified Stock Option Agreements between Executive and the Company with grant dates of February 15, 1999, April, 13, 2000, April 22, 2000, and May 29, 2003.

Executive has been issued unvested employee stock options to acquire an aggregate of 95,000 shares of the Company’s common stock (the “Unvested Options”) pursuant to the terms of the Stock Incentive Plan and certain Non-Qualified Stock Option Agreements between Executive and the Company with grant dates of February 15, 1999, April, 13, 2000, April 22, 2000, and May 29, 2003.

c. Determination of Executive’s Rights

Executive’s rights with respect to the above-described options shall be determined in accordance with the applicable provisions of the Stock Incentive Plan and the various Stock Option Agreements between Executive and the Company in light of his resignation as of the Effective Date.

3.	Key Employee Share Option Plan (“KEYSOP”)

Executive currently holds vested options, with a total vested market value, as of May 17, 2004 of $510,042.78, to purchase Mutual Fund Shares from the Company (the “Vested Portion”) pursuant to the terms of the Buca Key Employee Share Option Plan (the “KEYSOP”) and the Vesting Option Agreement between Executive and the Company with a grant date of January 3, 2002 (the “Vesting Option Agreement”).

Executive currently holds unvested options, with a total market value, as of May 17, 2004, of $417,307.72, to purchase Mutual Fund Shares from the Company (the “Unvested Portion”) pursuant to the terms of the KEYSOP and the Vesting Option Agreement.

Executive’s rights with respect to the above-described KEYSOP options shall be determined under the applicable provisions of the KEYSOP, the Vesting Option Agreement and the Agreement for Waiver and Release of KEYSOP Benefits dated June 4, 2004 between the Parties.

4.	Term Life Insurance Policies

a. Split-Dollar Insurance Policy, No. 0Y006493

Executive is the owner of an insurance policy on the life of Executive (“Policy No. 0Y006493”) which was issued by New England Variable Life Insurance Company and collaterally assigned to the Company. Executive and the Company agree that the Company’s obligation to make premium payments to maintain Policy No. 0Y006493 ceased as of the Effective Date. As owner of Policy No. 0Y006493, Executive may maintain the Policy for his own benefit by making any premium payments that become due on or after the Effective Date. The Company will, as necessary, assign any remaining right or interest it may have in Policy No. 0Y006493 to Executive.

b.	Term Life Insurance Policy, No. 0Y076660

Executive is the owner of an insurance policy on the life of Executive with a death benefit of $1,000,000, and with Executive’s wife as beneficiary (“Policy No. 0Y076660”). Executive and the Company agree that Company’s obligation to make premium payments to maintain Policy No. 0Y076660 ceased as of the Effective Date. As owner of Policy No. 0Y076660, Executive may maintain the Policy by making any premium payments that become due on or after the Effective Date. The Company will, as necessary, assign any remaining right or interest it may have in Policy No. 0Y076660 to Executive.

5.	Retirement Savings Plan

The Retirement Savings Agreement (the “RSA”) between Executive and Company is terminated as of the Effective Date. Executive’s rights with respect to his RSA account shall be determined in accordance with the applicable provision of the RSA in light of his resignation on the Effective Date.

6.	Benefits Continuation (COBRA)

Company provided group medical, dental and life insurance coverage will terminate as of May 31, 2004. Executive acknowledges that he has been informed of his rights with respect to continuation of coverage as permitted by COBRA.

7.	Company Property

Executive will return all Company property in his possession, including but not limited to the 2003 Saturn VUE automobile, office equipment, and Company business records or documents of any kind, within ten (10) business days following the Execution Date. Executive shall coordinate the return of Company property through Dan Skrypak, Controller of the Company.

8.	Release of Claims by Executive

a.	In consideration of the premises and mutual understandings set forth in this Agreement, Executive unconditionally releases and discharges the Company, and all of its affiliates, predecessors, successors, parents, subsidiaries, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities and corporations affiliated or related with any of them (collectively referred to as “the Released Parties”) from all liability for damages or claims or demands of any kind, whether known or unknown, including but not limited to all claims for damages, losses, costs, earnings, benefits, expenses or attorneys’ fees arising out of any acts, decisions, or omissions occurring prior to the Execution Date, including, but not limited to, Executive’s employment with the Released Parties and his resignation from such employment. Executive will not make a claim in any court based upon any act of, or failure to act by the Released Parties during the time he worked for the Released Parties. Claims released by Executive include, without limitation:

i)	discrimination or violation of civil rights (including but not limited to any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Minnesota Human Rights Act, and any other applicable state anti-discrimination or human rights statutes), arising under local, state or federal laws, or any other claim for retaliation, discrimination, or harassment based on sex, race, color, religion, age, national origin or ancestry, disability, or other protected class status;

ii)	breach of contract, infliction of emotional distress, lack of good faith, violation of public policy, invasion of privacy, defamation or any other state or federal statutory or common law claims;

iii)	any claims Executive may have for wages, bonuses, commissions, penalties, deferred compensation, stock, stock options, vacation pay, separation benefits, negligence, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), or any claims arising under the Worker Adjustment and Retraining Notification Act, and any state or local plant closing and/or mass layoff statute or ordinance; and

iv)	any assertion that the Released Parties acted wrongfully with respect to Executive’s resignation from employment.

b.	Executive understands and agrees that the above list contains examples only and may not contain all claims that Executive is releasing. By signing this Agreement, Executive is releasing all claims against the Released Parties. Executive also represents that he has not filed any claims against the Released Parties and, to the full extent permitted by law, will not do so at any time after signing this Agreement.

c.	Executive further agrees that, to the full extent permitted by law, he will not institute any claim for damages, by charge or otherwise, nor otherwise authorize any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceedings against the Released Parties. If Executive previously filed, files, or had filed on his behalf, a charge, complaint, or action, he agrees that the premises and benefits described in this Agreement are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and he waives the right to money damages or other legal or equitable relief awarded by any governmental agency or other entity related to any such claim.

d.	Notwithstanding the foregoing, the provisions of this Section 8 shall not apply with respect to:

(i)	any rights of any kind which Executive may have under the terms of this Agreement itself or under the terms of the plans referenced in Sections 2, 3, 4, 5 and 6 hereof; and

(ii)	Executive’s right to indemnification by the Company under the terms of its bylaws and applicable law.

9.	Release of Claims by Company

The Company unconditionally releases and discharges Executive, his agents, insurers and representatives, from any and all claims, demands, actions, liability, damages or rights of any kind arising out of or resulting from any matter, fact or thing occurring prior to the Execution Date, including, without limitation, Executive’s employment with Company and Executive’s resignation from employment with the Company.

Notwithstanding the foregoing, the provisions of this Section 9 shall not apply with respect to:

a.	rights of any kind which Company may have under the terms of this Agreement itself or under the terms of the plans referenced in Sections 2, 3, 4, 5 and 6 hereof; and

b.	any act, decision or undertaking of Executive which was not disclosed to the Company’s Board of Directors prior to the Execution Date.

10.	Rescission/Revocation/Consideration Period

Executive may revoke (i.e., rescind) his release of claims insofar as it extends to claims under the Age Discrimination in Employment Act of 1967 for any reason within seven (7) days after signing this Agreement. Executive may revoke his release of claims insofar as it extends to claims under the Minnesota Human Rights Act for any reason within fifteen (15) days after signing this Agreement. If Executive revokes such release(s), the Company may, at its option, nullify this Agreement in its entirety.

To revoke such release(s), Executive must notify the Company in writing and hand deliver (within the applicable rescission period) or mail the notice to Peter J. Mihajlov, Chief Executive Officer. If Executive sends the notice of revocation by mail, it must be: 1) postmarked within the applicable rescission period; 2) properly addressed to Buca, Inc., 1300 Nicollet Mall, Suite 5003, Minneapolis, Minnesota 55403, and 3) sent by certified mail, return receipt requested.

The obligations undertaken by the Company in this Agreement shall not become enforceable until Executive has returned the signed Agreement and the revocation periods have expired.

This offer in this Agreement shall remain open for Executive’s acceptance for a period of twenty-one (21) days after the date Executive receives it. Changes to this Agreement, whether material or immaterial, will not restart this 21-day consideration period. Executive has been advised to consult with legal counsel of his choosing with respect to his entry into this Agreement.

11.	No Admission

It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by either of the Parties of any liability, fault, or unlawful conduct whatsoever.

12.	Cash Payment

As further consideration to the Company to resolve certain matters, Executive shall make the following payments: (a) First, the sum of Four Hundred Seven Thousand Thirty-One and 08/100 dollars ($407,031.08) to be paid by wire transfer to the Company on the date hereof; and, (b) Second, the sum of One Hundred Seventy-Five Thousand Dollars ($175,000.00) to be paid by wire transfer to the Company, on or before June 30, 2004. The wire transfers shall be made to Wells Fargo Bank, Routing No. 121000 248, Account No. 4100 171222. This Agreement shall become binding on the Company only upon receipt by the Company of the foregoing payments from Executive.

13.	Title to Real Property

Executive shall take all actions, if any, necessary to insure that marketable title to the real property known as Villa Sermenino located in the municipality of Colle d’Elsa in the province of Tuscany, Italy is transferred to the Company.

14.	Termination of Employment Agreement

Executive acknowledges that, notwithstanding his resignation, he continues to be obligated by the applicable terms of Section 12 (“Confidentiality”) and Section 13 (“Covenant Not to Compete”) of the Employment Agreement. Subject to the foregoing and to the performance of the obligations created in this Agreement, the Employment Agreement shall be terminated as of the Execution Date. For the avoidance of doubt, Executive acknowledges and agrees that such termination of the Employment Agreement shall also cause a termination of any Company obligation to supplement Executive’s long-term disability benefits such that the only source of compensation to Executive after the date hereof with respect to any long-term disability shall be that amount to which he is entitled under the terms of the Company’s Group Disability Income Insurance Plan in effect on the date hereof.

15.	Miscellaneous

(a)	Enforceability; Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. The parties agree that the Confidentiality and Covenants Not to Compete provisions from the Employment Agreement incorporated by reference in Section 15 of this Agreement are fair and reasonable in light of all of the facts and circumstances of the relationship between the Company and Executive. However, the Company and Executive are aware that in certain circumstances courts have refused to enforce certain restrictive covenants. Therefore, in furtherance of, and not in derogation of the provisions hereof, the Company and Executive agree that in the event a court should decline to enforce those provisions as originally written, then those provisions shall be deemed to be modified or reformed to restrict Executive’s activities to the maximum extent as to time, geography and business scope which the court shall find to be enforceable; provided, however, in no event shall those provisions be deemed to be more restrictive to Executive than those expressly contained in the Employment Agreement. Subject to the foregoing, to the extent that any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

(b)	Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by Executive of the Confidentiality and Covenant Not to Compete provisions. Accordingly, in the event of any breach of such provisions, the Company shall (in addition to any other remedies which it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions.

(c)	Other Payments or Benefits. Executive agrees that he is not eligible for any other payments or benefits except for those expressly described in this Agreement.

(d)	Successors and Assigns. This Agreement is personal to Executive and may not be assigned by him without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

(e)	Third Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

(f)	Governing Law/Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota. The parties agree that any action relating to this Agreement shall be instituted and prosecuted in Hennepin County, Minnesota. Executive and the Company hereby consent to submit to the personal jurisdiction of such courts and agree not to bring any action relating to this Agreement or Executive’s employment and/or separation from employment in any court other than a court located in Hennepin County, Minnesota.

(g)	Entire Agreement. This Agreement, together with the Agreement for Waiver and Release of KEYSOP Benefits dated June 4, 2004, contain the sole offer and full Agreement between Executive and the Company relating to Executive’s employment with the Company and his resignation from such employment and may not be modified, altered, or changed in any way except by written instrument signed by both parties. The parties agree that these two Agreements supersede and terminate any and all other written and oral agreements and understandings between the parties, including, but not limited to any such agreements and/or understandings concerning termination or separation benefits Executive may otherwise have been eligible for or entitled to from the Company.

(h)	Taxation and Withholding. Executive agrees that all federal and state income, social security and other tax obligations resulting from the payment of the amounts set forth in this Agreement are Executive’s sole and absolute responsibility.

(i)	Acknowledgment of Reading and Understanding. By signing this Agreement, the Executive acknowledges that he has read this Agreement, including the release of claims contained in Section 8, and that he understands that the release of claims is a full and final release of all claims he may have against the Company and all the Released Parties. By signing, the Executive also acknowledges and agrees that he has entered into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

/s/ Joseph P. Micatrotto

Joseph P. Micatrotto

BUCA, INC.

By: Peter J. Mihajlov

Its: CEO